PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated October 6, 2021)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-257879

TABOOLA.COM LTD.

Ordinary Shares

Warrants to Purchase Ordinary Shares

Recent Developments

We have attached to this prospectus supplement, and incorporated by reference into it, the Form 6-K of Taboola.com Ltd.

This prospectus supplement, together with the prospectus, is to be used by the selling shareholders listed in the prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of Taboola.com Ltd.

December 15, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K
REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934
For the month of December 2021

Commission File Number: 001-40566
TABOOLA.COM LTD.
(Exact name of registrant as specified in its charter)
16 Madison Square West 7th Floor
New York, NY 10010
(Address of principal executive office)
Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:
Form 20-F	X	Form 40-F
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):
Yes	No	X
Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):
Yes	No	X

EXPLANATORY NOTE

Taboola.com Ltd. (the “Company”) announced the results of the Company’s special general meeting of shareholders (the “Meeting”), which was held at 5 p.m. (Israel time) on December 14, 2021, at the Company’s offices located at 2 Jabotinsky Street, 32nd FL., Ramat Gan, 5250501 Israel.

At the Meeting, the Company’s shareholders voted upon and approved, by the requisite majority in accordance with the Israel Companies Law, 5759-1999, and the Company’s articles of association, an amendment to the Company’s compensation policy for executive offices and directors to allow the Company to satisfy tax withholding obligations related to equity-based compensation as well as a corresponding amendment to the compensation terms of the Company’s directors and Chief Executive Officer (“Proposal 1”), as set forth in the Company’s Notice of Special General Meeting of Shareholders, which was attached as Exhibit 99.1 to the Company’s report of foreign private issuer on Form 6-K furnished to the Securities and Exchange Commission on November 5, 2021 (the “Proxy Statement”). Proposal 1 was approved based upon the following vote:

Votes For	133,120,060
Votes Against	5,412,389
Abstain	96,180
Broker Non-Votes	0

As required by Israeli law, Proposal 1 was also approved by shareholders holding a majority of the ordinary shares voted on such proposal (excluding abstentions) who affirmatively confirmed that they were non-controlling shareholders and did not have a personal interest in such proposal.

This Form 6-K is incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-257478).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TABOOLA.COM LTD.

	By:	/s/ Stephen Walker
		Name:	Stephen Walker
		Title:	Chief Financial Officer

Date: December 15, 2021